EXHIBIT 99.1

Rigel Announces Disappointing Results from Phase II Study of R112 for the

Treatment of Allergic Rhinitis

— Conference call today at 4:30 PM Eastern Time —

South San Francisco, Calif., December 1, 2005 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced results from a comparative Phase II clinical study of R112, a potential intranasal therapy for the treatment of allergic rhinitis. The randomized, double-blind study compared R112 and Beconase AQ® (beclomethasone) nasal spray to placebo, over a 7-day period. In the trial, treatment with R112 failed to show a statistically significant difference from placebo treatment in improving nasal allergy symptoms, the study’s primary endpoint. Beconase AQ was superior to placebo treatment. Rigel will host a conference call today at 4:30 p.m. Eastern to discuss these results  (see below for conference call details).

“We are disappointed in today’s results,” said James M. Gower, chairman and chief executive officer of Rigel.  “These results are surprising given that the earlier Phase II ‘Park’ study of R112 demonstrated a statistically significant reduction in the symptoms associated with allergies.”

Study Details and Prior Phase II Results

The Phase II study was conducted at 25 centers across the United States and enrolled 396 patients who had experienced seasonal allergic rhinitis during the summer/fall pollen season for the last two years. The primary endpoints were safety and efficacy, as measured by a total nasal symptom severity (TNSS) rating scale, a scale of five nasal symptoms including congestion, runny nose, sneezing, itchy nose and postnasal drip. The trial consisted of a screening period during which the patients stopped taking any allergy medications, followed by a placebo run-in period. The patients were then randomized to a 7-day treatment cycle of twice daily dosing of R112, placebo or Beconase AQ.

In an earlier Phase II “Park Study” clinical trial, R112 demonstrated statistically significant efficacy in improving symptoms of allergic rhinitis, including sneezing, stuffy nose, running nose, itchy nose, itchy throat, post nasal drip, cough, headache and facial pain, and had a rapid onset of action as early as 30-45 minutes over a two day period. In all clinical studies to date, R112 has been shown to have a favorable safety profile.

Allergic Rhinitis: Role of Immune Mediators and Current Treatments
Allergic rhinitis involves inflammation of the mucous membranes of the nose, eyes, ear, sinuses and pharynx.  This inflammation is characterized by a complex interaction of inflammatory mediators, but ultimately is triggered by an immunoglobulin E (IgE)-mediated response to a foreign allergen.  When a specific allergen (e.g., pollen) is inhaled into the nose, it can bind to the IgE on mast cells present in the mucus membranes.  This leads to immediate and delayed release of a number of mediators, which can ultimately lead to common allergic symptoms. These mediators include histamine, tryptase, chymase, kinins, heparin, leukotrienes and PGD2.

Common allergy drugs such as antihistamines or antileukotrienes block only a single mediator. Intranasal steroids are able to block multiple mediators in the allergic response, but these can have a slow onset of action and sometimes require multiple days of treatment before a positive effect is seen. Despite the drawbacks of these treatments, the U.S. market for allergic rhinitis therapies approaches $4 billion.(1)

Conference Call Details

Rigel will host a conference call today at 4:30 p.m. Eastern/ 1:30 p.m. Pacific to discuss the results of this trial.  To access the live call, please dial 1- 800-561-2693 (U.S.) or 617-614-3523 (international), passcode 19653306, fifteen minutes before the conference begins.  Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public.  Access to live and archived audio of the conference call will be available by following the appropriate links from Rigel’s home page: www.rigel.com.  Beginning at 7:30 p.m. Eastern, a replay of the call will also be available at 1-888-286-8010, or 617-801-6888 for international callers, until December 8, 2005.  The replay passcode is 11958163.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to move one new product candidate for a significant indication into the clinic each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in allergy/asthma, rheumatoid arthritis and cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof and the potential efficacy of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of pre-clinical studies and clinical trials, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Rigel does not undertake any obligation to update forward-looking statements.

Beconase AQ is a registered trademark of GlaxoSmithKline.

(1) Decision Resources, Inc.

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Contact: Raul Rodriguez
Phone: 650.624.1302
Email: invrel@rigel.com

Media Contact: Carolyn Bumgardner Wang, WeissComm Partners, Inc.

Phone: 415.225-5050

Email: carolyn@weisscommpartners.com